                                                                      EXHIBIT 1.




AUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
World Access, Inc. Retirement and Savings Plan
Years ended December 31, 1999 and 1998 with Report of Independent Auditors

                               World Access, Inc.
                           Retirement and Savings Plan

                          Audited Financial Statements
                           and Supplemental Schedules


                      Years ended August 31, 1999 and 1998




                                    CONTENTS


Report of Independent Auditors ............................................   1

Audited Financial Statements

Statements of Net Assets Available for Benefits ...........................   2
Statements of Changes in Net Assets Available for Benefits ................   3
Notes to Financial Statements .............................................   4


Supplemental Schedules

Line 27a - Schedule of Assets Held for Investment Purposes ................  11
Line 27d - Schedule of Reportable Transactions ............................  12
Line 27f - Schedule of Non-Exempt Transactions ............................  13

                         Report of Independent Auditors

Plan Administrator
World Access, Inc. Retirement and Savings Plan

We have audited the accompanying statements of net assets available for benefits of World Access, Inc. Retirement and Savings Plan as of August 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at August 31, 1999 and 1998, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of August 31, 1999, reportable transactions and non-exempt transactions for the year then ended are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


                                                       /s/ Ernst & Young LLP

Atlanta, Georgia
June 7, 2000

                               World Access, Inc.
                           Retirement and Savings Plan

                 Statements of Net Assets Available for Benefits



                                                     AUGUST 31,
                                                1999           1998
                                             -------------------------
ASSETS
Investments, at fair value                   $6,217,140     $2,722,682

Receivables:
  Participants' contributions                   111,904         62,497
  Employer's contribution                        27,525         18,693
  Interest income                                 1,718             --
                                             -------------------------
Total receivables                               141,147         81,190
                                             -------------------------
Total assets                                  6,358,287      2,803,872

LIABILITIES
Due to broker                                    48,227             --
                                             -------------------------
Net assets available for benefits            $6,310,060     $2,803,872
                                             =========================



See accompanying notes.

                               World Access, Inc.
                           Retirement and Savings Plan

           Statements of Changes in Net Assets Available for Benefits



                                                                      YEAR ENDED AUGUST 31
                                                                     1999              1998
                                                                 ------------------------------

Additions to net assets attributed to:
  Contributions:
    Participants                                                 $  1,503,744      $    658,225
    Employer                                                          431,368           171,858
                                                                 ------------------------------
                                                                    1,935,112           830,083

  Transfer from related plans                                       2,282,765                --
  Investment income                                                   157,709            39,946
  Net appreciation (depreciation) in fair value of
    investments                                                       (19,030)         (598,302)
                                                                 ------------------------------
                                                                    4,356,556           271,727
Deductions from net assets attributed to:
  Benefit payments                                                    849,768            96,270
  Administrative expenses                                                 600                --
                                                                 ------------------------------
                                                                      850,368            96,270
                                                                 ------------------------------

Net increase                                                        3,506,188           175,457

Net assets available for benefits at beginning of
    year                                                            2,803,872         2,628,415
                                                                 ------------------------------
Net assets available for benefits at end of year                 $  6,310,060      $  2,803,872
                                                                 ==============================



See accompanying notes.

                               World Access, Inc.
                           Retirement and Savings Plan

                          Notes to Financial Statements

                                 August 31, 1999



1. DESCRIPTION OF THE PLAN

The following description of World Access, Inc. (the "Company") Retirement and Savings Plan (the "Plan") provides only general information. Participants should refer to the Plan Agreement for a more complete description of the Plan's provisions.

GENERAL

The Company established the Plan effective July 1, 1989 as a defined contribution plan as defined under Section 401(k) of the Internal Revenue Code (the "Code"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Company representatives served as trustee of the Plan for the first three quarters of the 1998 Plan year. The Plan was amended and restated to appoint Merrill Lynch Trust Company (the "trustee") as trustee of the Plan's investments effective June 1, 1998.

In 1999, the Company merged NACT 401(k) Plan (the "NACT Plan") and The Cherry Communications 401(k) Plan (the "Resurgens Plan") into the Plan. The net assets of the NACT Plan and Resurgens Plan were transferred in-kind and were allocated by the trustee to the participant accounts in accordance with the direction of the participants. Such contributed funds from the merged plans totaled approximately $2.3 million.

ELIGIBILITY

The Plan covers all employees of the Company and certain participating affiliates who have attained 21 years of age and completed one-half year of service, as defined in the Plan document. Prior to June 1, 1998, employees were required to complete one year of service, as defined. Participating affiliates in the Plan include AIT, Westec, Sunrise, NACT, ATI Wireless, Galaxy, CIS, and Cherry Communications (Resurgens).

CONTRIBUTIONS

Participation is voluntary and eligible employees may elect to contribute up to 15% of their compensation through payroll deductions, as defined by the Plan document and subject to statutory limitations. The Company matches 50 percent of all participant contributions up to and including 6 percent of each participant's compensation for those

                               World Access, Inc.
                           Retirement and Savings Plan

                    Notes to Financial Statements (continued)



1. DESCRIPTION OF THE PLAN (CONTINUED)

CONTRIBUTIONS (CONTINUED)

participants credited with a year of service, as defined by the Plan document. The Company match is provided through the issuance of Company stock. An annual profit sharing contribution may be contributed at the option of the Company's Board of Directors. No profit sharing contribution was made during the years ended August 31, 1999 and 1998.

PARTICIPANT ACCOUNTS

Each participant's account is credited with the participant's contribution and allocations of the Company's contribution and Plan earnings. Allocations are based on participant earnings or account balances, as defined in the Plan agreement. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

VESTING

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company match portion of their accounts is based on the number of years of credited service with the Company. A participant is 100 percent vested after four years of credited service (25% per year). Non-vested account balances are forfeited and are used to reduce future Company contributions. Approximately $0 and $8,200 of forfeited account balances were used to reduce Company contributions during the years ended August 31, 1999 and 1998, respectively. Forfeited account balances were approximately $31,700 and $0 at August 31, 1999 and 1998, respectively.

PARTICIPANT LOANS

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balances.

                               World Access, Inc.
                           Retirement and Savings Plan

                    Notes to Financial Statements (continued)



1. DESCRIPTION OF THE PLAN (CONTINUED)

PARTICIPANT LOANS (CONTINUED)

Loan terms range from one to five years or twenty years if the loan is used for a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with the local prevailing interest rates. Principal and interest are paid ratably through monthly payroll deductions.

BENEFITS AND WITHDRAWALS

Benefits are available to Plan participants upon reaching the normal retirement age (age 65), date of disability, or after termination of service for any other reason. The participant's entire vested interest in the Plan shall be available to be distributed in a lump-sum cash payment or installment forms of distribution, as provided for in the Plan agreement. Participant contributions to the Plan may be withdrawn upon approval by the Plan administrator and subject to Code requirements in cases in which a participant has suffered a financial hardship.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The accompanying financial statements have been prepared on the accrual basis of accounting.

RECLASSIFICATIONS

Certain amounts in the 1998 financial statements have been reclassified to conform to the 1999 presentation.

INVESTMENT VALUATION

Investments in mutual funds, collective trust funds, and equity securities are stated at fair value based on quoted prices in an active market. Securities traded on a national securities exchange are valued at the last reported sales price on the last business day of the Plan year. The participant loans are valued at their outstanding balances, which approximate fair value.

                               World Access, Inc.
                           Retirement and Savings Plan

                    Notes to Financial Statements (continued)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENT INCOME

Dividend income is recorded on the ex-dividend date. Interest income is recorded as earned. Purchases and sales of securities are recorded on a trade date basis.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

ADMINISTRATIVE EXPENSES

Administrative expenses for the Plan are paid directly by the Company with the exception of loan fees which are charged directly to participant accounts.

BENEFIT PAYMENTS

Benefits are recorded when paid.

3. INCOME TAX STATUS

The Plan has not received a determination letter from the Internal Revenue Service stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the "Code"). The Plan Sponsor has indicated that it will take the necessary steps, if any, to maintain the Plan's qualified status.

4. TRANSACTIONS WITH PARTIES-IN-INTEREST

At August 31, 1999 and 1998, the Plan held 123,754 and 74,981 shares of World Access, Inc. Common Stock, respectively. The fair value of this stock at August 31, 1999 and 1998 was $1,539,127 and $1,434,017, respectively.

                               World Access, Inc.
                           Retirement and Savings Plan

                    Notes to Financial Statements (continued)



4. TRANSACTIONS WITH PARTIES-IN-INTEREST (CONTINUED)

Certain Plan investments are shares of mutual and collective trust funds managed by the trustee, therefore, these investment transactions qualify as party-in-interest. The Plan sponsor paid administrative expenses on behalf of the Plan with the exception of loan fees, for the year ended August 31, 1999.

5. PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their entire account balance.

6. INVESTMENTS

The fair value of individual investments that represent 5% or more of the Plan's net assets are as follows:


                                                               AUGUST 31
                                                         1999             1998
                                                     -----------------------------

Merrill Lynch Retirement Preservation Trust Fund     $    989,281     $    428,890
Merrill Lynch Capital Fund Class D                        754,655          406,490
Merrill Lynch Growth Fund Class D                         325,733               --
Merrill Lynch Special Value Fund Class D                  520,744               **
Oppenheimer Global Growth and Income Fund                 748,886               **
AIM Blue Chip Fund Class A                              1,020,408          338,400
World Access, Inc. common stock*                        1,539,127        1,434,017

* Nonparticipant-directed investment

** Individual investment does not represent 5% or more of the Plan's net assets.

                               World Access, Inc.
                           Retirement and Savings Plan

                    Notes to Financial Statements (continued)



6. INVESTMENTS (CONTINUED)

During 1999, the Plan's investments (including investments purchased, sold as well as held during the year) appreciated (depreciated) in fair value as determined by quoted market prices as follows:


                                                            YEAR ENDED AUGUST 31
                                                           1999             1998
                                                       -----------------------------

Mutual funds                                           $    393,988     $    (10,247)
Equity securities                                          (413,018)        (588,055)
                                                       -----------------------------
                                                       $    (19,030)    $   (598,302)
                                                       =============================

7. NONPARTICIPANT-DIRECTED INVESTMENTS

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:


                                                                 AUGUST 31
                                                           1999             1998
                                                       -----------------------------

World Access, Inc. Common stock                        $  1,539,127     $  1,434,017



                                                            YEAR ENDED AUGUST 31
                                                           1999             1998
                                                       -----------------------------
Changes in Net Assets:
  Contributions                                        $    713,582     $    445,111
  Investment income                                           1,053               --
  Net depreciation in fair value of investments            (413,018)        (588,055)
  Benefit payments                                         (225,083)         (43,296)
  Administrative fees                                          (202)              --
  Net transfers                                              28,778           43,782
                                                       -----------------------------
                                                       $    105,110     $   (142,458)
                                                       =============================

                               World Access, Inc.
                           Retirement and Savings Plan

                    Notes to Financial Statements (continued)



8. SUBSEQUENT EVENTS

During December 1999, the Company merged FaciliCom International 401(k) Plan (the "FaciliCom Plan") into the Plan. The net assets of the FaciliCom Plan were sold at fair value and the funds were allocated by the trustee to the participant accounts in accordance with the direction of the participants. Such contributed funds totaled approximately $2.3 million.

                             Supplemental Schedules

                               World Access, Inc.
                           Retirement and Savings Plan
                                 EIN: 65-0044204
                                  Plan No.: 001

           Line 27a - Schedule of Assets Held for Investment Purposes

                                 August 31, 1999



                                                                                                                   (E)
                 (B)                                        (C)                              (D)                 CURRENT
     (A)   IDENTITY OF ISSUE                       DESCRIPTION OF INVESTMENT                 COST                 VALUE
     ---   ----------------------------------------------------------------------------------------------------------------

           MUTUAL FUNDS
      *    Merrill Lynch Trust
           Company                            Capital Fund Class D                          $   771,727          $    754,655
      *    Merrill Lynch Trust
           Company                            Corporate Bond Fund Class D                       163,582               154,666
      *    Merrill Lynch Trust
           Company                            Special Value Fund Class D                        506,485               520,744
      *    Merrill Lynch Trust
           Company                            Growth Fund Class D                               280,247               325,733
           AIM Funds, Inc.                    Blue Chip Fund Class A                            941,174             1,020,408
           OppenheimerFunds, Inc.             Global Growth and Income Fund                     569,432               748,886
                                                                                            ---------------------------------
                                                                                              3,232,647             3,525,092
           COMMON STOCK
      *    World Access, Inc.                 Common stock                                    2,624,503             1,539,127
                                                                                            ---------------------------------
                                                                                              2,624,503             1,539,127

           COMMON TRUST FUND
      *    Merrill Lynch Trust
           Company                            Retirement Preservation Trust Fund                989,281               989,281
                                                                                            ---------------------------------
                                                                                                989,281               989,281

           Participant loans                  Interest rates range from 8.0% to
                                               10.0%                                                 --               163,640
                                                                                            ---------------------------------
           Total                                                                            $ 6,846,431          $  6,217,140
                                                                                            =================================

* Indicates a party-in-interest to the Plan.

                               World Access, Inc.
                           Retirement and Savings Plan
                                 EIN: 65-0044204
                                  Plan No.: 001

                 Line 27d - Schedule of Reportable Transactions

                           Year ended August 31, 1999



                                                                                                           (H)
                                                                                                      CURRENT VALUE
                                                                (C)             (D)           (G)       OF ASSET ON         (I)
            (A)                               (B)             PURCHASE        SELLING       COST OF     TRANSACTION      NET GAIN
IDENTITY OF PARTY INVOLVED          (DESCRIPTION OF ASSET       PRICE          PRICE         ASSET         DATE          OR (LOSS)
----------------------------------------------------------------------------------------------------------------------------------

CATEGORY (III) - A SERIES OF SECURITY TRANSACTIONS WHICH EXCEEDS 5% OF PLAN ASSETS.

World Access, Inc.                     Common Stock          $  865,264    $      --     $  865,264    $  865,264      $      --
World Access, Inc.                     Common Stock                  --      347,136        578,963       347,136       (231,827)

THERE WERE NO CATEGORY (I), (II) OR (IV) TRANSACTIONS DURING THE YEAR ENDED AUGUST 31, 1999.

Note: The information to be presented in columns (e) and (f) is not applicable.

                               World Access, Inc.
                           Retirement and Savings Plan
                                 EIN: 65-0044204
                                  Plan No.: 001

                 Line 27f - Schedule of Non-Exempt Transactions

                           Year ended August 31, 1999



                                                                                (C)
                                           (B)                      DESCRIPTION OF TRANSACTIONS,
                                    RELATIONSHIP TO PLAN,          INCLUDING MATURITY DATE, RATE
           (A)                    EMPLOYER, OR OTHER PARTY-      OF INTEREST, COLLATERAL, PAR, OR
IDENTITY OF PARTY INVOLVED              IN-INTEREST                       MATURITY VALUE
-------------------------------------------------------------------------------------------------

    World Access, Inc.              Employer/Plan Sponsor       Contributions of $99,710 for the
                                                                  January 1999 payroll period
                                                                    remitted March 2, 1999.
    World Access, Inc.              Employer/Plan Sponsor       Contributions of $106,001 for the
                                                                  March 1999 payroll period
                                                                    remitted April 26, 1999.
    World Access, Inc.              Employer/Plan Sponsor       Contributions of $163,993 for the
                                                                  April 1999 payroll period
                                                                    remitted June 8, 1999.
    World Access, Inc.              Employer/Plan Sponsor       Contributions of $29,150 for the
                                                                  July 1999 payroll period
                                                                    remitted August 27, 1999
    World Access, Inc.              Employer/Plan Sponsor       Contributions of $30,316 for the
                                                                  July 1999 payroll period not
                                                                        yet remitted.

Note: The information to be presented in columns (d), (e), (f), (g), (h), (i), or (j) is not applicable.